UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) February 14, 1995


                          Piper Jaffray Companies Inc.
             (Exact name of registrant as specified in its charter)


                         Commission File Number 1-7421



            Delaware                                    41-1233380
   (State or other jurisdiction              (IRS Employer Identification No.)
 of incorporation or organization)



222 South Ninth Street, Minneapolis, Minnesota                    55402
   (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code (612)-342-6000



                        Exhibit Index located at page 4.

Item 5.  Other Events.

On February 14, 1995, Piper Jaffray Companies Inc. (the "Company") reached a tentative settlement with the plaintiffs in a consolidated putative class action lawsuit in which claims brought by eleven persons or entities have been consolidated under the title In Re: Piper Funds Inc. Institutional Government Income Portfolio Litigation (the "Litigation"). The proposed settlement provides for the payment by the Company of a maximum of $70 million, less attorneys' fees, to plaintiffs in the Litigation with respect to losses related to their investments in the Institutional Government Income Portfolio Fund (the "Fund"), an open-end mutual fund managed by Piper Capital Management Incorporated ("Piper Capital"), a wholly-owned subsidiary of the Company. The actual amount of the Company's payment obligation under the proposed settlement will depend upon the number of plaintiffs who elect to "opt-out" of the settlement. The proposed settlement must be approved by shareholders in the Fund holding shares which represent more than 90% of aggregate losses incurred by all Fund shareholders during the period covered by the Litigation. The proposed settlement must also be approved by the United States District Court (the "Court").

The payments by the Company pursuant to the proposed settlement will be made in three phases. The first payment, equal to two-sevenths of the total obligation of the Company under the proposed settlement, will be paid in cash to participating shareholders upon final approval of the settlement by Fund shareholders and the Court. The remaining five-sevenths of the Company's payment obligation will be made pursuant to two promissory notes for which the Company and Piper Capital are jointly and severally liable. The first note, representing 46% of the total installment payments, will be payable to participating plaintiffs in three equal annual installments and will bear interest at 8% per annum. The second note, representing the remaining 54% of the total installment payments, will be payable to participating plaintiffs upon the Company's receipt of tax refunds anticipated as a result of the payments by the Company pursuant to the proposed settlement and will bear interest at 8% per annum.

The Company will record the settlement as a one-time charge against earnings. As a result of the settlement, the Company's shareholders' equity will decrease by approximately $4 3 million, or $2.52 per share. The settlement does not reflect potential reimbursement by the Company's insurance carriers. The resolution of these claims is currently being pursued by the Company.

The amount to be paid to each participating plaintiff will be calculated based upon the dollar amount invested by the plaintiff in the Fund, including reinvested dividends, during the Litigation period, plus interest through the earlier of May 9 , 1994 or the date of redemption (using the rate of interest payable on the Piper Jaffray Money Market Fund), less (1) the mount actually received upon redemption of shares redeemed on or prior to May 9, 1994 or (2) the amount which would have been received if the shares held after May 9, 1994 had been redeemed on May 9, 1994. The amount so calculated for an individual plaintiff will be reduced to the extent of (1) any profit made by such plaintiff on Fund shares purchased before the Litigation period and (2) the value of dividends received by such plaintiff on Fund shares, whether received in the form of cash or in the form of additional shares as a result of having reinvested such dividends.


Item 7.  Exhibits.

    (c)  1.  Press Release dated February 15, 1995.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                PIPER JAFFRAY COMPANIES INC.



Date: February 17, 1995                         By:  /s/  Charles N. Hayssen
                                                   ---------------------------
                                                   Charles N.  Hayssen
                                                   Chief Financial Officer and
                                                     Managing Director










































                                  EXHIBIT INDEX


Exhibit No.

1.  Press Release dated February 15, 1995 (filed electronically).






















































                                                                      Exhibit 1

NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  Marie Uhrich
          Public Relations
          612/342-6583

Piper Jaffray Companies, Fund Shareholders Reach Settlement Agreement in PJIGX Litigation

MINNEAPOLIS -- Feb. 15, 1995 -- Piper Jaffray Companies Inc. (NYSE: PJC) and attorneys representing shareholders of the Company's Institutional Government Income Portfolio (PJIGX) mutual fund today announced that they have reached a $70 million agreement in principle to settle litigation brought on behalf of PJIGX shareholders.

The agreement, which requires court approval and the acceptance of the settlement by a large percentage of the approximately 7,000 fund shareholders, will result in payment to fund shareholders by Piper Jaffray Companies of approximately $70 million, less attorneys' fees. This compares to approximately $118 million of alleged losses during the claimed class period of July 1, 1991, through May 9, 1994, plus approximately $21 million in lost interest. Investors who purchased shares during the class period are eligible to recover losses regardless of whether they are current fund shareholders.

"We were prepared to go to trial with this case, however, the opportunity for an early settlement that would remove us from a potentially long and costly dispute with our clients surfaced as an option that met the needs of both PJIGX fund shareholders and our company," said Addison L. Piper, chairman and chief executive officer.

"While we do not guarantee investment results, we have said from the beginning that we empathize with the investors in this fund. This has been an unfortunate and painful experience for all of us. Settling early allows us to put this dispute to rest and to give our full focus and attention to our clients, our ongoing growth, and our goals as we begin our second century in business."

"We are pleased that we've achieved closure in a relatively swift manner that addresses the financial interests of the investors in this fund," said Richard
A. Lockridge, of Schatz Paquin Lockridge Grindal & Holstein, an attorney representing shareholders.

"The fund shareholders clearly benefit from this settlement and we believe they will support it," added Vernon J. Vander Weide of Head, Seifert & Vander Weide, co-counsel for shareholders.

Each shareholder's loss will be determined using the same formula, calculated as follows:

- - Dollar amount invested during the class period (including reinvested dividends and capital gains)

- - plus interest (to be paid at the variable rate paid by Piper Money Market Fund - PJMXX) from the date of investment through the earlier of May 9, 1994, or the date of redemption

- - less the amount actually received upon redemption or the amount that would have been received if shares had been redeemed on May 9, 1994, with the following exceptions: (1) Profits made on shares purchased prior to July 1, 1991 (the beginning of the class period), will be deducted from settlement proceeds, and (2) dividends and capital gains paid in cash or reinvested in additional shares will be deducted from settlement proceeds.

All class members can expect to receive further information about the settlement proposal via mail during the next 60-90 days.

The $70 million settlement will be paid in a combination of $20 million in cash and $50 million in two notes payable from Piper Jaffray Companies and Piper Capital Management Incorporated. The Company will record the settlement as a one-time charge against earnings. The settlement payments do not reflect potential reimbursement by Piper Jaffray Companies' insurance carriers. The resolution of these claims is currently being pursued by the Company.

The first note will be payable upon receipt of the estimated $27 million in federal and state income tax benefit the Company expects to receive from the operating loss resulting from the settlement. The second note will be payable in three equal installments over three years. Both notes will earn 8 percent interest.

Settlement negotiations were facilitated by Brian Short who was appointed by U.S. District Judge Magnuson to act as a special settlement master.

"After the settlement, our financial condition will remain sound and there will be no effect on day-to-day operations," Piper said. "While this is a substantial settlement, we have the existing financial strength along with continued strong growth potential. Our future remains bright."

The Company's key financial measures remain well within accepted industry standards and regulatory requirements. As of Dec. 31, 1994, Piper Jaffray Companies' shareholders' equity was $170 million or $10.01 per share. As a result of the settlement, Piper Jaffray Companies' shareholders' equity will decrease by approximately $43 million or by $2.52 per share. Piper Jaffray Companies currently has no long-term debt. After the settlement the Company's debt-to-equity ratio will be 1:2.6.

The Institutional Government Income Portfolio is an open-end mutual fund managed by Piper Capital Management, a subsidiary of Piper Jaffray Companies Inc. As of Jan. 31, 1995, PJIGX had $376 million in net assets and a net asset value per share of $7.50. The fund was closed to new investors on June 14, 1994. The fund, managed by Worth Bruntjen, pays a current monthly dividend of $.085 per share and has paid 79 consecutive monthly dividends and capital gains distributions totalling $6.53 since its inception in July 1988.

Founded in 1895, Piper Jaffray Companies is an investment firm headquartered in Minneapolis. Through its main subsidiary, Piper Jaffray Inc., it operates 76 retail sales offices in 17 Midwest, Mountain, Southwest and Pacific Coast states. Other subsidiaries include Piper Capital Management Incorporated, a money management company, and Piper Trust Company, which provides trust services to individuals and institutions.